                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): October 2, 2000


                           MOBILITY ELECTRONICS, INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                    0-30907             86-0843914
    (State or other jurisdiction of    (Commission         (I.R.S. Employer
    incorporation or organization      File Number)       Identification No.)


               7955 EAST REDFIELD ROAD, SCOTTSDALE, ARIZONA 85260
               (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code (480) 596-0061

         (Former name or former address, if changed since last report.)

ITEM 2.      ACQUISITION OR DISPOSITION OF ASSETS.

             Mobility Electronics, Inc. (the "Registrant") entered into an Agreement and Plan of Merger (the "Agreement") dated October 2, 2000 by and among the Registrant, Magma, Inc., a Delaware corporation and wholly owned subsidiary of the Registrant, (the "Merger Sub"), Mesa Ridge Technologies, Inc. doing business as MAGMA, a California corporation ("MAGMA") and all of the shareholders of MAGMA. Pursuant to the Agreement, MAGMA merged with and into Merger Sub. The Registrant acquired all of the outstanding voting stock of MAGMA from Nancy Rubenstein, Ed Romascan, Paul Smith, John Dickerson and Bruce Schoenleber (the "MAGMA Stock"). The Agreement and Plan of Merger was previously filed as an exhibit to Form 8-K dated October 17, 2000.

             MAGMA designs and manufactures PCI expansion products and solutions.

             The Registrant acquired all of the public and private rights, privileges, powers, assets and liabilities and obligations of MAGMA.

             The purchase price was determined through arms-length negotiations by the parties. The consideration paid for the MAGMA Stock was $2 million in cash and 562,098 shares of Registrant's Common Stock valued at approximately $4.6 million. In addition, contingent earn out payments are to be made depending on MAGMA's performance over the next two years. The source of the funds for the consideration paid came from proceeds of the Registrant's initial public offering on June 30, 2000.

             The merger was treated as a purchase for financial accounting purposes. Prior to the execution of the Agreement and Plan of Merger, there was no material relationship between the Registrant, or its affiliates, and Mesa Ridge Technologies, Inc. and MAGMA, or between any officers or directors of the Registrant, or its affiliates, and the officers and directors of Mesa Ridge Technologies, Inc. and MAGMA, or its affiliates.

ITEM 7. FINANCIAL STATEMENTS, UNAUDITED PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

             (a)  Financial Statements of MAGMA.

                  Independent Auditors' Report
                  Balance Sheets as of June 30, 2000 and 1999
                  Statements of Earnings for the Years Ended June 30, 2000 and
                      1999
                  Statements of Stockholders' Equity for the Years Ended
                      June 30, 2000 and 1999
                  Statements of Cash Flows for the Years Ended June 30, 2000 and
                      1999
                  Notes to the Financial Statements

             (b) Unaudited Pro forma Condensed Combined Financial Information Unaudited Pro Forma Condensed Combined Balance Sheet as of
                      June 30, 2000
                  Unaudited Pro Forma Condensed Combined Statements of
                      Operations for the Year Ended December 31, 1999
                  Unaudited Pro Forma Condensed Combined Statements of
                      Operations for the Six Months Ended June 30, 2000
                  Notes to the Unaudited Pro Forma Condensed Combined Financial
                      Information

             (c)  Exhibits

              Exhibit No.     Description
              -----------     -----------
              2.1             Agreement and Plan of Merger dated October 2,
                              2000, by and among Mobility Electronics, Inc.,
                              Mesa Ridge Technologies, Inc. doing business as
                              MESA RIDGE TECHNOLOGIES, INC. D.B.A. MAGMA and all
                              of the shareholders of Mesa Ridge  Technologies,
                              Inc. (1)

              23.1            Consent of Independent Auditors

              23.2            Consent of Independent Auditors

              (1) Previously filed as an exhibit to Form 8-K dated October 17,
                  2000.

                           MOBILITY ELECTRONICS, INC.

                                    SIGNATURE


       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                    MOBILITY ELECTRONICS, INC.


Dated:     December 15, 2000        By: /s/ RICHARD W. WINTERICH
                                        ------------------------
                                    Richard W. Winterich
                                    Vice President and Chief Financial Officer
                                      and Authorized Officer of Registrant
                                    (Principal Financial and Accounting Officer)

ITEM 7 (a). FINANCIAL STATEMENTS OF BUSINESS ACQUIRED




                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Mesa Ridge Technologies, Inc. d.b.a. MAGMA:


We have audited the accompanying balance sheets of Mesa Ridge Technologies, Inc. d.b.a. MAGMA (the Company) as of June 30, 2000 and 1999, and the related statements of earnings, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mesa Ridge Technologies, Inc. d.b.a. MAGMA as of June 30, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



                                             /s/ KPMG LLP


Phoenix, Arizona
December 14, 2000

                   MESA RIDGE TECHNOLOGIES, INC. D.B.A. MAGMA

                                 BALANCE SHEETS

                             June 30, 2000 and 1999

                                                                               2000         1999
                                                                            ----------   ----------
ASSETS

Current assets:
     Cash and cash equivalents                                              $  149,655   $  167,330
     Accounts receivable                                                       461,853      429,031
     Inventories                                                             1,157,276      588,591
     Receivable from stockholders                                                6,400           --
     Prepaid expenses and other current assets                                  13,764           --
     Deferred income tax asset                                                  39,550       36,618
                                                                            ----------   ----------
               Total current assets                                          1,828,498    1,221,570
                                                                            ----------   ----------
     Equipment, net                                                             26,493        5,098
     Other assets                                                               12,959          540
                                                                            ----------   ----------
               Total assets                                                 $1,867,950   $1,227,208
                                                                            ==========   ==========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                                       $  837,525   $  461,731
     Accrued liabilities                                                       155,734      368,857
     Payable to stockholders                                                   166,668      110,716
     Current portion of long-term debt                                           1,367        1,156
                                                                            ----------   ----------
               Total current liabilities                                     1,161,294      942,460
                                                                            ----------   ----------

     Long-term debt, less current portion                                        1,765        3,132
                                                                            ----------   ----------
               Total liabilities                                             1,163,059      945,592
                                                                            ----------   ----------

Commitments, contingencies and subsequent event (notes 4, 6, 7, 8 and 10)

Stockholders' equity:
     Common stock, no par value; 1,000,000 shares authorized;
          20,417 shares issued and outstanding                                  28,412       28,412
     Retained earnings                                                         676,479      253,204
                                                                            ----------   ----------
               Total stockholders' equity                                      704,891      281,616
                                                                            ----------   ----------
               Total liabilities and stockholders' equity                   $1,867,950   $1,227,208
                                                                            ==========   ==========

                See accompanying notes to financial statements.

                   MESA RIDGE TECHNOLOGIES, INC. D.B.A. MAGMA

                             STATEMENTS OF EARNINGS

                       Years Ended June 30, 2000 and 1999

                                                            2000            1999
                                                        ------------    ------------
Net sales                                               $  7,896,494    $  5,100,583
Cost of goods sold                                         4,791,657       2,937,168
                                                        ------------    ------------
           Gross profit                                    3,104,837       2,163,415

Selling, general and administrative                        2,330,270       1,466,714
                                                        ------------    ------------
           Income from operations                            774,567         696,701

Other income (expense):
      Interest income                                          8,057           6,273
      Interest expense                                       (77,492)        (64,857)
                                                        ------------    ------------
           Earnings before provision for income taxes        705,132         638,117
Provision for income taxes                                  (281,857)       (255,201)
                                                        ------------    ------------
           Net earnings                                 $    423,275    $    382,916
                                                        ============    ============



                See accompanying notes to financial statements.

                   MESA RIDGE TECHNOLOGIES, INC. D.B.A. MAGMA

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                       Years Ended June 30, 2000 and 1999

                                                        (Accumulated
                                     Common stock         deficit)/         Total
                                ---------------------     Retained      stockholders'
                                  Shares     Amount       earnings         equity
                                ---------   ---------   ------------    -------------
Balance, June 30, 1998             20,212   $  20,212   $   (129,712)   $    (109,500)
   Shares issued to employees         205       8,200             --            8,200
   Net earnings                        --          --        382,916          382,916
                                ---------   ---------   ------------    -------------
Balance, June 30, 1999             20,417      28,412        253,204          281,616
   Net earnings                        --          --        423,275          423,275
                                ---------   ---------   ------------    -------------
Balance, June 30, 2000             20,417   $  28,412   $    676,479    $     704,891
                                =========   =========   ============    =============

                 See accompanying notes to financial statements.

                   MESA RIDGE TECHNOLOGIES, INC. D.B.A. MAGMA

                            STATEMENTS OF CASH FLOWS

                       Years Ended June 30, 2000 and 1999

                                                                              2000          1999
                                                                            ---------    ---------
Cash flows from operating activities:
      Net earnings                                                          $ 423,275    $ 382,916
      Adjustments to reconcile net earnings to net cash (used
           in) provided by operating activities:
              Depreciation and amortization                                    21,914       13,596
              Common stock issued to employees                                     --        8,200
              Increase (decrease) in cash resulting from changes in:
                  Accounts receivable                                         (32,822)    (402,910)
                  Inventories                                                (568,685)    (283,679)
                  Prepaid expenses and other current assets                   (13,764)          --
                  Deferred income tax assets                                   (2,932)     (19,354)
                  Other assets                                                (12,419)         706
                  Accounts payable and accrued liabilities                    162,671      644,304
                                                                            ---------    ---------
                     Net cash (used in) provided by operating activities      (22,762)     343,779
                                                                            ---------    ---------

Cash flows from investing activities:
      Purchase of equipment                                                   (43,309)      (6,703)
                                                                            ---------    ---------
                     Net cash (used in) investing activities                  (43,309)      (6,703)
                                                                            ---------    ---------

Cash flows from financing activities:
      Advances to stockholders under stockholder receivable                   (18,000)          --
      Proceeds received from stockholders under stockholder receivable         11,600           --
      Net proceeds (payments) on  notes payable to stockholders                55,952     (202,100)
      Principal payments on long-term debt                                     (1,156)        (902)
                                                                            ---------    ---------
                     Net cash provided by (used in) financing activities       48,396     (203,002)
                                                                            ---------    ---------

                     Net increase (decrease) in cash and cash equivalents     (17,675)     134,074
Cash and cash equivalents, beginning of year                                  167,330       33,256
                                                                            ---------    ---------
Cash and cash equivalents, end of year                                      $ 149,655    $ 167,330
                                                                            =========    =========

Supplemental disclosures of cash flow information:
      Cash paid for interest                                                $  64,857    $  77,492
                                                                            =========    =========
      Cash paid for taxes                                                   $ 511,308    $  61,800
                                                                            =========    =========

Supplemental disclosures of non-cash financing and investing activity:
      Property and equipment acquired through debt financing                $      --    $   5,190
                                                                            =========    =========


                See accompanying notes to financial statements.

                   MESA RIDGE TECHNOLOGIES, INC. D.B.A. MAGMA

                          NOTES TO FINANCIAL STATEMENTS

                             June 30, 2000 and 1999


       (1)        Description of Business

       Mesa Ridge Technologies, Inc. d.b.a. MAGMA founded in 1987, provides the music, video and satellite communications industries with connectivity products. The Company manufactures products of two types, serial products and PCI slot expansion systems. Serial products allow a user to attach additional peripheral devices on one main computer. PCI slot expansion systems enable technologies to run multiple monitors using only one computer, record and edit digital audio video using one location, and run multiple file, fax modems and/or network servers on a single computer.

       (2)        Significant Accounting Policies

       (a)    Use of Estimates

              The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       (b)    Cash Equivalents

              Cash equivalents consist of short-term money market funds and are stated at cost, which approximates fair market value. The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

       (c)    Inventories

              Inventories are stated at the lower of cost or market. Cost is determined using the average cost method (which approximates cost under the first-in first-out method) for all inventories. Provisions are made currently for obsolete and slow moving inventory.

       (d)    Equipment

              Equipment, which consists of computers and office furniture and equipment, are stated at cost. Depreciation on equipment is calculated on an accelerated method over the estimated useful lives of the assets ranging from three to five years.

       (e)    Impairment of Long-Lived Assets

              The Company accounts for long-lived assets under the provisions of SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

       (f)    Revenue Recognition

              Revenue is recognized upon shipment of product and transfer of ownership from the Company to the customer. Provision for returns and credits are provided for in the same period the related sales are recorded.

                   MESA RIDGE TECHNOLOGIES, INC. D.B.A. MAGMA

                          NOTES TO FINANCIAL STATEMENTS

                             June 30, 2000 and 1999


       (g)    Warranty Reserve

              The Company provides limited warranties on certain of its products for periods generally ranging from one to three years. The Company accrues warranty costs for potential product liability and warranty claims based on the Company's claim experience. The Company's warranty accrual was $67,000 and $45,000 as of June 30, 2000 and 1999, respectively.

       (h)    Income Taxes

              The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are provided against assets which are not likely to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

       (i)    Segment Reporting

              The Company has one operating business because it is not organized by multiple segments for purposes of making operating decisions or assessing performance. The chief operating decision maker evaluates performance, makes operating decisions, and allocates resources based on financial data consistent with the presentation in the accompanying financial statements.

       (j)    Fair Value of Financial Instruments

              The fair value of accounts receivable, accounts payable and accrued liabilities approximates the carrying value due to the short-term nature of these instruments. Management has estimated that the fair values of the long-term debt approximate the current balances outstanding, based on currently available rates for debt with similar terms.

       (3)        Equipment

       Equipment consists of the following:

                                                          2000          1999
                                                        ---------    ----------
      Computers                                         $ 115,881    $   74,133
      Furniture and equipment                              43,463        41,902
                                                        ---------    ----------
              Total cost                                  159,344       116,035

          Less accumulated depreciation                  (132,851)     (110,937)
                                                        ---------    ----------

              Equipment, net                            $  26,493    $    5,098
                                                        =========    ==========

                   MESA RIDGE TECHNOLOGIES, INC. D.B.A. MAGMA

                          NOTES TO FINANCIAL STATEMENTS

                             June 30, 2000 and 1999


       (4)        Leases

       The Company is committed under long-term real and personal property noncancelable operating leases with initial terms of more than one year. Future minimum rental payments are summarized as follows:

                      Years ending June 30:
                          2001                                  $ 158,164
                          2002                                    164,687
                          2003                                    171,209
                          2004                                    177,731
                          2005 and thereafter                      90,496
                                                                ---------

                                                                $ 949,707
                                                                =========


              Total rent expense of $138,844 and $103,963 was recognized for the years ended June 30, 2000 and 1999, respectively.

       (5)        Income Taxes

       Income tax expense (benefit) consists of:

                                       Current     Deferred       Total
                                      ---------    ---------    ---------
Year ended June 30, 2000:
    U.S. Federal                      $ 221,589    $  (2,281)   $ 219,308
    State and local                      63,200         (651)      62,549
                                      ---------    ---------    ---------

                                      $ 284,789    $  (2,932)   $ 281,857
                                      =========    =========    =========

Year ended June 30, 1999:
    U.S. Federal                      $ 213,566    $ (14,999)   $ 198,567
    State and local                      60,989       (4,355)      56,634
                                      ---------    ---------    ---------

                                      $ 274,555    $ (19,354)   $ 255,201
                                      =========    =========    =========

       Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax income as a result of the following:

                                                                                            2000         1999
                                                                                         ----------   ----------
Computed "expected" tax expense                                                          $  239,745   $  216,960
Increase in income taxes resulting from:
   State and local income taxes, net of federal income tax benefit                           41,282       37,378
   Other, net                                                                                   830          863
                                                                                         ----------   ----------

                                                                                         $  281,857   $  255,201
                                                                                         ==========   ==========

                   MESA RIDGE TECHNOLOGIES, INC. D.B.A. MAGMA

                          NOTES TO FINANCIAL STATEMENTS

                             June 30, 2000 and 1999


       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 2000 and 1999 are presented below.

                                                              2000          1999
                                                           ----------    ----------
           Deferred tax assets:
              Accrued warranty costs                       $   26,689    $   17,926
              Accrued vacation                                  9,993        18,692
              Sales returns allowance                           2,868            --
                                                           ----------    ----------

                    Net deferred tax assets                $   39,550    $   36,618
                                                           ==========    ==========

       In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

       (6)      Concentration of Credit Risk and Significant Customers

       Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company places its cash with high credit quality financial institutions and generally limits the amount of credit exposure to the amount of FDIC coverage. However, periodically during the year, the Company maintains cash in financial institutions in excess of the FDIC insurance coverage limit of $100,000. The Company performs ongoing credit evaluations of its customers' financial condition but does not typically require collateral to support customer receivables.

       Two customers accounted for 36% and 10% of net sales for the year ended June 30, 2000. One customer accounted for 36% of net sales for the year ended June 30, 1999. As of June 30, 2000, two customers accounted for approximately 44% and 11% of accounts receivable. As of June 30, 1999, two customers accounted for approximately 46% and 16% of accounts receivable.


       (7)      Related Party Transactions

       The Company has utilized the credit cards of stockholders of the Company for working capital purposes. These payables to stockholders were $129,558 and $110,716 at June 30, 2000 and 1999, respectively.

       In May 2000, the Company signed a promissory note to borrow $41,751 from its five stockholders to finance the purchase of equipment. The note bears interest at 6% per annum and is due in eighteen monthly principal and interest installments of $2,431. The balance outstanding under this note of $37,110 is reflected in payable to stockholders at June 30, 2000. In October 2000, the Company repaid the note.

       During fiscal 2000, the Company issued loans of $18,000 to five officers of the Company, of which a balance of $6,400 remains as of June 30, 2000. The loans are payable on demand.

                   MESA RIDGE TECHNOLOGIES, INC. D.B.A. MAGMA

                          NOTES TO FINANCIAL STATEMENTS

                             June 30, 2000 and 1999


       (8)      Commitments and Contingencies

       The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, based on consultation with legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the Company.

       In August 1998, the Company entered into a loan agreement with a financing company to purchase certain fixed assets for $5,190. This loan bears interest at a rate of 16.9% per annum and is payable in 48 monthly principal and interest payments of $150. As of June 30, 2000, $3,132 is outstanding under this note, of which, $1,367 is due over the next twelve months.

       (9)      Common Stock

       During 1999, the Company issued 205 shares of common stock to employees valued at $8,200 which was charged to 1999 operations.

       (10)     Subsequent Event

       On October 2, 2000, the Company's stockholders entered into an agreement to sell their ownership interest in the Company to Mobility Electronics, Inc. ("Mobility") in exchange for $2.0 million in cash and 562,098 shares of Mobility's common stock valued at approximately $4.6 million. In addition, contingent earn out payments are to be made depending on the Company's performance over the next two years.

ITEM 7(b). UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

             The following unaudited pro forma condensed combined financial information gives effect to the merger using the purchase method of accounting, after giving effect to the pro forma adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial information should be read in conjunction with the audited historical consolidated financial statements and related notes thereto reported by the Company in its registration statement on Form S-1 dated June 30, 2000 and its quarterly report on Form 10-Q for the quarter ended June 30, 2000 and the audited historical financial statements of MAGMA as of and for the years ended June 30, 2000 and 1999 (which are contained elsewhere herein).

             The unaudited pro forma condensed balance sheet gives effect to the merger as if it had occurred on the balance sheet date. The unaudited pro forma condensed combined balance sheet combines Mobility's June 30, 2000 unaudited consolidated balance sheet with MAGMA's June 30, 2000 audited balance sheet. The unaudited pro forma condensed combined statements of operations give effect to the merger as if it had occurred at the beginning of the periods presented. The unaudited pro forma condensed combined statements of operations combine Mobility's historical operating results for the six months ended June 30, 2000 and for the fiscal year ended December 31, 1999 with the corresponding MAGMA historical operating results for the six months ended June 30, 2000 and for the year ended December 31, 1999, respectively. The historical operating results of MAGMA for the six months ended June 30, 2000 were derived by removing the six months ended December 31, 1999 from the year ended June 30, 2000. The historical operating results of MAGMA for the year ended December 31, 1999 were derived by removing the six months ended December 31, 1998 from the year ended June 30, 1999 and adding the six months ended December 31, 1999.

             For purpose of the preparation of the unaudited pro forma condensed combined balance sheet, merger-related expenses (which the companies anticipate will be approximately $198,000 on a pre-tax basis) were included. The estimate of merger-related expenses is preliminary and subject to change.

             Certain financial statement balances of MAGMA have been reclassified to conform with Mobility's financial statement presentation.

             The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not purport to be indicative of the operating results of financial position that would have actually occurred if the merger had been in effect on the dates indicated , nor is it necessarily indicative of future operating results or financial position of the merged companies. The pro forma adjustments are based on the information and assumptions available as of the date of this Form 8-K/A. The unaudited pro forma combined financial statements do not give effect to any cost savings or synergies that may result from the integration of Mobility's and MAGMA's operations.

                   MOBILITY ELECTRONICS, INC. AND SUBSIDIARIES

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                  June 30, 2000

                                 (In thousands)

                                                                    Historical
                                                               ----------------------    Pro Forma           Pro Forma
                                                               Mobility       MAGMA     Adjustments          Combined
                                                               ---------    ---------   -----------          ---------
ASSETS

Current assets:
      Cash and cash equivalents                                $   1,702    $     150   $    42,442 (A),(D)  $  44,294
      Accounts receivable, net                                     6,917          462                            7,379
      IPO proceeds                                                44,640           --       (44,640)(D)             --
      Inventories, net                                             2,121        1,157                            3,278
      Prepaid expenses and other current assets                      827           60                              887
                                                               ---------    ---------   -----------          ---------
           Total current assets                                   56,207        1,829        (2,198)            55,838
                                                               ---------    ---------   -----------          ---------

Property and equipment, net                                        1,907           26                            1,933
Goodwill                                                              --           --         6,111  (A)         6,111
Other assets, net                                                  2,438           13             2  (A),(B)     2,453
                                                               ---------    ---------   -----------          ---------
           Total assets                                        $  60,552    $   1,868   $     3,915          $  66,335
                                                               =========    =========   ===========          =========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
      Lines of credit                                          $   2,794    $      --                        $   2,794
      Accounts payable                                             3,238          838                            4,076
      Accrued expenses and other current liabilities               2,593          156                            2,749
      Payable to stockholders                                         --          167                              167
      Notes payable                                                2,685           --                            2,685
      Current installments of long-term debt                          72            1                               73
      Current installments of capital lease obligations               58           --                               58
                                                               ---------    ---------   -----------          ---------
           Total current liabilities                              11,440        1,162            --             12,602
                                                               ---------    ---------   -----------          ---------

Long-term debt, less current installments                          3,401            2                            3,403
Capital lease obligations, less current installments                  14           --                               14
                                                               ---------    ---------   -----------          ---------
           Total liabilities                                      14,855        1,164            --             16,019
                                                               ---------    ---------   -----------          ---------

Stockholders' equity:
      Convertible preferred stock - Series C                          24           --                               24
      Common stock                                                   114           28           (22)(A),(B)        120
      Additional paid-in capital                                 101,759           --         4,613 (A)        106,372
      Retained earnings (accumulated deficit)                    (52,724)         676          (676)(B)        (52,724)
      Stock subscription and deferred compensation                (3,476)          --                           (3,476)
                                                               ---------    ---------   -----------          ---------
           Total stockholders' equity                             45,697          704         3,915             50,316
                                                               ---------    ---------   -----------          ---------
           Total liabilities and stockholders' equity          $  60,552    $   1,868   $     3,915          $  66,335
                                                               =========    =========   ===========          =========


             See accompanying notes to unaudited pro forma condensed
                         combined financial information.

                   MOBILITY ELECTRONICS, INC. AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                          Year Ended December 31, 1999

                      (In thousands, except per share data)

                                                                       Historical
                                                              ----------------------------     Pro Forma         Pro Forma
                                                                 Mobility        MAGMA        Adjustments        Combined
                                                              -------------  -------------   -------------     -------------
Net product sales                                             $      13,952  $       6,562                     $      20,514
Cost of product sales                                                11,751          3,788                            15,539
                                                              -------------  -------------   -------------     -------------
      Gross profit                                                    2,201          2,774              --             4,975
                                                              -------------  -------------   -------------     -------------

Operating expenses:
      Sales and marketing                                             5,208             89                             5,297
      Research and development                                        3,377             --                             3,377
      General and administrative                                      3,010          1,771             611 (C)         5,392
      Non-cash compensation                                             641             --                               641
                                                              -------------  -------------   -------------     -------------
           Total operating expenses                                  12,236          1,860             611            14,707
                                                              -------------  -------------   -------------     -------------
           Income (loss) from operations                            (10,035)           914            (611)           (9,732)

Other income (expense):
      Interest expense                                               (1,556)           (60)                           (1,616)
      Interest income                                                   100             10                               110
      Non-cash deferred loan costs                                   (4,840)            --                            (4,840)
      Other, net                                                       (126)            --                              (126)
                                                              -------------  -------------   -------------     -------------
           Income (loss) before provision for income taxes          (16,457)           864            (611)          (16,204)
Provision for income taxes                                               --            346              --               346
                                                              -------------  -------------   -------------     -------------
           Net earnings (loss)                                      (16,457)           518            (611)          (16,550)
Beneficial conversion costs of preferred stock                       (1,450)            --              --            (1,450)
                                                              -------------  -------------   -------------     -------------
Net earnings (loss) attributable to common stockholders       $     (17,907) $         518   $        (611)    $     (18,000)
                                                              =============  =============   =============     =============

Net loss per share:
      Basic and diluted                                       $       (3.59)                                   $       (3.24)
                                                              =============                                    =============

Weighted average common shares outstanding:
      Basic and diluted                                               4,994                                            5,556
                                                              =============                                    =============


             See accompanying notes to unaudited pro forma condensed
                        combined financial information.

                   MOBILITY ELECTRONICS, INC. AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                         Six Months Ended June 30, 2000

                      (In thousands, except per share data)

                                                                       Historical
                                                              ----------------------------     Pro Forma         Pro Forma
                                                                 Mobility        MAGMA        Adjustments        Combined
                                                              -------------  -------------   -------------     -------------
Net product sales                                             $      11,291  $       4,166   $                 $      15,457
Cost of product sales                                                 8,429          2,651                            11,080
                                                              -------------  -------------   -------------     -------------
      Gross profit                                                    2,862          1,515              --             4,377
                                                              -------------  -------------   -------------     -------------

Operating expenses:
      Sales and marketing                                             2,983             74                             3,057
      Research and development                                        1,878             --                             1,878
      General and administrative                                      1,875          1,450             306 (C)         3,631
      Non-cash compensation                                             659             --                               659
                                                              -------------  -------------   -------------     -------------
           Total operating expenses                                   7,395          1,524             306             9.225
                                                              -------------  -------------   -------------     -------------
           Income (loss) from operations                             (4,533)            (9)           (306)           (4,848)

Other income (expense):
      Interest expense                                                 (756)           (46)                             (802)
      Interest income                                                   138              4                               142
      Non-cash deferred loan costs                                     (916)            --                              (916)
      Other, net                                                          2             --                                 2
                                                              -------------  -------------   -------------     -------------
           Loss before provision for income taxes                    (6,065)           (51)           (306)           (6,422)
Provision for income taxes                                               --             --              --                --
                                                              -------------  -------------   -------------     -------------
           Net loss                                                  (6,065)           (51)           (306)           (6,422)
Beneficial conversion costs of preferred stock                          (48)            --              --               (48)
                                                              -------------  -------------   -------------     -------------
Net loss attributable to common stockholders                  $      (6,113) $         (51)  $        (306)    $      (6,470)
                                                              =============  =============   =============     =============

Net loss per share:
      Basic and diluted                                       $       (0.93)                                   $       (0.90)
                                                              =============                                    =============

Weighted average common shares outstanding:
      Basic and diluted                                               6,597                                            7,159
                                                              =============                                    =============

           See accompanying notes to unaudited condensed combined pro forma financial information.

                   MOBILITY ELECTRONICS, INC. AND SUBSIDIARIES

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

                                  June 30, 2000

Note 1.      General Information

             The Unaudited Pro Forma Condensed Combined Financial Statements reflect the payment of (i) $2,000,000 in cash, and (ii) issuance of 562,098 shares of Mobility's common stock valued at $4,619,000 (net of $100,000 cost to register the shares). The acquisition has been recorded as a purchase transaction in accordance with generally accepted accounting principles and accordingly MAGMA's assets and liabilities are recorded at their estimated fair values at the date of the merger.

             The purchase price has been allocate to the assets acquired and liabilities assumed as follows (in thousands):

Purchase price:
      Cash consideration                                       $     2,000
      Common stock                                                       6
      Additional paid-in capital                                     4,613
      Direct acquisition costs                                         198
             17                                                -----------
           Total                                               $     6,817
                                                               ===========

Assets acquired and liabilities assumed:
      Current assets                                           $     2,216
      Fixed assets                                                      26
      Other assets                                                      13
      Goodwill                                                       6,111
      Liabilities assumed                                           (1,549)
                                                               -----------
           Total                                               $     6,817
                                                               ===========

Note 2.      Pro Forma Adjustments

             The unaudited pro forma condensed combined financial information reflects the merger, and gives effect to the following:

(A) To record purchase of MAGMA by issuance of $2.0 million in cash and 562,098 shares of Mobility's common stock valued at $4,619,000 (net of $100,000 estimated cost to register these shares) and record resultant goodwill of $6,111,000 as well as record payment of direct acquisition costs of $198,000.

(B) Eliminate equity in MAGMA at June 30, 2000 consisting of approximately $28,000 of common stock and $676,000 of retained earnings.

(C) To record amortization expense of approximately $611,000 and $306,000 for the year ended December 31, 1999 and the six months ended June 30, 2000, respectively, based upon goodwill of $6.1 million and amortization period of 10 years.

(D)      To record receipt of IPO proceeds receivable received in July, 2000.

                   MOBILITY ELECTRONICS, INC. AND SUBSIDIARIES

                                INDEX TO EXHIBITS


EXHIBIT
NUMBER       DESCRIPTION
-------      -----------
2.1          Agreement and Plan of Merger dated October 2, 2000, by and among
             Mobility Electronics, Inc., Mesa Ridge Technologies, Inc. doing business as MESA RIDGE TECHNOLOGIES, INC. D.B.A. MAGMA and all of
             the shareholders of Mesa Ridge Technologies, Inc. (1)

23.1         Consent of Independent Auditors

23.2         Consent of Independent Auditors

(1) Previously filed as an exhibit to Form 8-K dated October 17, 2000.